UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 12, 2006
AFFIRMATIVE INSURANCE HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50795	75-2770432
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4450 Sojourn Drive, Suite 500 Addison, Texas		75001
(Address of principal executive offices)		(Zip code)
(972) 728-6300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
Effective October 12, 2006, Affirmative Insurance Holdings, Inc., a Delaware corporation (the “Company”) entered into a Purchase and Sale Agreement (the “Agreement”) with the unit holders (the “Sellers”) of USAgencies, L.L.C., a Louisiana limited liability company (the “Target”). The closing under the Agreement will take place on the fifth business day following the satisfaction and waiver of all conditions and obligations of the parties to the Agreement (the “Closing.”). Among other things, the Closing is conditioned upon the expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the requisite approvals of certain state insurance departments.
Under the Agreement, the Company has agreed to acquire from the Sellers all of the issued and outstanding membership interests of the Target (the “Units). The Company has agreed to pay $200,000,000 as consideration for the Units. The purchase price is subject to adjustment at the Closing based on the estimated amount of indebtedness, the estimated transaction expenses and the estimated adjustment to the Book Value (as defined in the Agreement). Additionally, the purchase price may be subject to a post-closing adjustment based on the actual indebtedness of the Target, the actual expenses of the transaction and the actual Book Value of the Target. Twenty million dollars will be deposited into an escrow fund to satisfy any indemnification obligations of the Sellers under the Agreement.
The Agreement contains representations and warranties customary for transactions of this type. The representations and warranties of each of the parties survive the Closing under the Agreement and remain operative until 18 months following the Closing; provided, however, that certain representations survive for longer periods of time as described in the Agreement. The amounts deposited in escrow may be drawn against by the Company for losses suffered as a result of or arising out of any breach of Sellers’ representations or warranties, for losses related to a breach or nonperformance of any covenant or other agreement, for transaction expenses that are not paid by the Target prior to Closing or under the Agreement or for certain items specified in the Agreement in excess of the amounts reserved. No claims can be made for indemnification until all Losses (as defined in the Agreement) exceed, individually or in the aggregate, $1,000,000, in which case the Indemnified Parties (as defined in the Agreement) are entitled to indemnification from dollar one. The Agreement provides that in no event shall any Seller be liable for losses in excess of such Seller’s pro rata share of the purchase price.
The foregoing description of the Agreement is a summary of the material terms of the Agreement and does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached to this Form 8-K as Exhibit 2.1 and is incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.
On October 17, 2006, the Company issued a press release announcing its acquisition of all of the outstanding Units of the Target. A copy of the press release is attached hereto as Exhibit 99.1.

The information furnished pursuant to this Item 7.01, including the exhibit, shall not be deemed to be incorporated by reference into any of our filings with the SEC under the Securities Act of 1933, except as shall be expressly set forth by specific reference in any such filing, and shall not be deemed to be “filed” with the SEC under the Securities Exchange Act of 1934.
Item 9.01. Financial Statements And Exhibits.

(d)	Exhibits

	Exhibit Number	Description

	2.1	Purchase and Sale Agreement by and among the equityholders of US Agencies, L.L.C. and Affirmative Insurance Holdings, Inc., dated October 3, 2006 and effective as of October 12, 2006.*

	99.1	Press Release issued on October 17, 2006.

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. Affirmative Insurance Holdings, Inc. agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFIRMATIVE INSURANCE HOLDINGS, INC.
By:	/s/ Mark E. Pape
Mark E. Pape
Executive Vice President and Chief Financial Officer

Date: October 18, 2006